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                            SHARE PURCHASE AGREEMENT

         This Share Purchase Agreement (the "AGREEMENT") is entered into as of March 4, 2005 between Neoware Systems, Inc., a Delaware corporation ("PURCHASER"), and Michael Scaife Gibson ("SELLER 1"), Norbert Federa ("SELLER 2"), and Engelbert Tretter, ("SELLER 3"; Seller 1, Seller 2, Seller 3 together, the "SELLERS"; each of Seller 1, Seller 2, Seller 3 and Purchaser a "PARTY", and together, the "PARTIES").


         Capitalized terms used and not defined herein shall have the meanings ascribed thereto in EXHIBIT A to this Agreement.

                                    RECITALS

         A. eSeSIX Information-Technologies GmbH ("ESESIX TECH") is an Austrian limited liability company registered in the commercial register of the lower court of Wiener Neustadt, Austria, and engaged in the business of developing and programming software for thin client products (the "BUSINESS").

         B. Seller 1 holds one share (Geschaftsanteil) in esesix Tech with a nominal value of EUR 14,520 ("SHARE 1").

         C. Seller 2 holds one share (Geschaftsanteil) in esesix Tech with a nominal value of EUR 14,520 ("SHARE 2").

         D. Seller 3 holds one share (Geschaftsanteil) in esesix Tech with a nominal value of EUR 7,260 ("SHARE 3").

         E. Each of Sellers desire to sell and transfer to Purchaser, and Purchaser desires to purchase from each of the Sellers, all of the shares in esesix Tech owned or held by Sellers, particularly Share 1, Share 2 and Share 3 (together, the "SHARES") on the terms and subject to the conditions set forth in this Agreement.

         F. Purchaser shall purchase or has purchased from eSeSIX Computer GmbH ("ESESIX COMPUTER"), an Affiliate of esesix Tech, all the assets pertaining to the business of manufacturing, distributing and selling thin client products pursuant to an asset purchase agreement between Purchaser, esesix Computer and Seller 3 (the "GERMAN ASSET PURCHASE AGREEMENT").

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound, the Parties hereto hereby agree as follows:

                                   ARTICLE I
                    PURCHASE, SALE AND TRANSFER OF THE SHARES

         1.1 Sale of the Shares.

                  (a) Sale of Share 1. Seller 1 hereby sells Share 1 to Purchaser, and Purchaser hereby accepts such sale.



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                  (b) Sale of Share 2. Seller 2 hereby sells Share 2 to
         Purchaser, and Purchaser hereby accepts such sale.

                  (c) Sale of Share 3. Seller 3 hereby sells Share 3 to Purchaser, and Purchaser hereby accepts such sale.

         1.2 Transfer and Assignment of the Shares.

                  (a) Transfer and Assignment of Share 1. At the Closing and subject to the satisfaction of all Closing Conditions, Seller 1 hereby transfers and assigns Share 1 to Purchaser. Purchaser hereby accepts such transfer and assignment.

                  (b) Transfer and Assignment of Share 2. At the Closing and subject to the satisfaction of all Closing Conditions, Seller 2 hereby transfers and assigns Share 2 to Purchaser. Purchaser hereby accepts such transfer and assignment.

                  (c) Transfer and Assignment of Share 3. At the Closing and subject to the satisfaction of all Closing Conditions, Seller 3 hereby transfers and assigns Share 3 to Purchaser. Purchaser hereby accepts such transfer and assignment.

                                   ARTICLE II
                                 PURCHASE PRICE

         2.1 Purchase Price. Purchaser will pay for the Shares a total aggregate purchase price in the amount of EUR 869,230.76, subject to adjustment as provided in Sections 2.2 (b) hereof (the "PURCHASE PRICE"). The Purchase Price shall be allocated to each Seller as set forth in EXHIBIT 2.1 hereto.

         2.2 Payment of the Purchase Price.

                  (a) Payment at Closing and Escrow. At the date hereof, Purchaser shall:

                           (i) pay an amount equal to EUR 792,307.69 (the
                  "CLOSING PAYMENT") to the bank account held by Michael Scaife Gibson at the bank Bawag Tuchlauben in Vienna, account No. _____________, with debt discharging effect (schuldbefreiende Wirkung) towards all the Sellers. Purchaser shall have no further responsibility as regards the payment of the Closing Payment or of portions thereof or the distribution of any payment to any of the Sellers.

                           (ii) deposit into an escrow account (the "ESCROW
                  ACCOUNT") EUR 76,923.07 (the "ESCROW AMOUNT"), to be held and disbursed by notary Dr. Hans-Joachim Vollrath (or if Dr. Hans-Joachim Vollrath is unable to serve, by another party appointed by Sellers and Purchaser), as escrow agent (the "ESCROW AGENT"). The Escrow Amount shall be held by the Escrow Agent pursuant to the Escrow Agreement. The Escrow Amount will be subject to set-off for any indemnification claims arising during the six-month period commencing on the Closing Date (the "ESCROW PERIOD"), and as otherwise provided herein and in the Escrow Agreement.

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                           (iii) The Escrow Agreement shall terminate at the
                  close of business on the last day of the Escrow Period, unless there are any unresolved indemnification or other claims or disputes on such date pursuant to which Purchaser may be entitled to all or a portion of the Escrow Amount. In the event of any such unresolved claims or disputes, the Escrow Agreement will continue in force, but any portion of the Escrow Amount which exceeds the amount for which a claim has been made or a dispute exists shall be released to Sellers, except as provided in the Escrow Agreement. Any portion of the Escrow Amount released to Sellers shall be divided between the Sellers as provided in the Escrow Agreement. Sellers' liability for the claims of Purchaser under this Agreement shall not be limited to the Escrow Amount.

                  (b) Earn-Out.

                           (i) Purchaser shall pay to Sellers an additional cash
                  consideration (the "THINTUNE SCAN CONTINGENT CONSIDERATION") in an amount equal to 50 % of the revenues earned by Purchaser from the sale of the product Thintune Scan in the 24 months period commencing on the Closing Date (the "THINTUNE SCAN REVENUES" and the "THINTUNE SCAN REVENUES PERIOD"); provided, however, that the Thintune Scan Contingent Consideration shall not exceed a maximum of $300,000.

                           (ii) Furthermore, Purchaser shall pay to Sellers an
                  additional cash consideration (the "SALES CONTINGENT CONSIDERATION", and together with the Thintune Scan Contingent Consideration, the "CONTINGENT CONSIDERATION") in an amount equal to $300,000 if the sum of revenues from sales of THINTUNE products listed on SCHEDULE 2.2(B)(II)(1) hereto (excluding Thintune Scan products) and Purchaser's thin client products listed on SCHEDULE 2.2(B)(II)(2) hereto by Purchaser during the 2005 calendar year and by esesix Computer in the time period January 1, 2005 until the Closing Date in Germany, Austria, Switzerland, Poland, the Czech Republic, Hungary, Slovakia, Slovenia and Russia (the "TERRITORY" and the "EARN-OUT Revenues") exceed the sum of the 2004 calendar year revenues from sales of thin client products listed on SCHEDULE 2.2(B)(II)(3) by Purchaser and the 2004 calendar year revenues of esesix Computer from the sale of THINTUNE products listed on SCHEDULE 2.2(B)(II)(1) in the Territory (the "2004 REVENUES") by $1,000,000.

                           (iii) The amount of Thintune Scan Revenues, Earn-Out
                  Revenues and 2004 Revenues of Purchaser under this Section 2.2(b) shall be calculated (A) pursuant to US GAAP applied consistently with Purchaser's past practice, and Earn-Out Revenues and 2004 Revenues of esesix Computer under this
                  Section 2.2(b) shall be calculated pursuant to the generally accepted accounting principles pursuant to the German Commercial Code applied consistently with esesix Computer's past practice and, (B) using the actual average for the exchange rate at the time the revenues are reported; provided, however, that all the Earn-Out Revenues and 2004 Revenues of Purchaser and esesix Computer shall be subject to adjustment for credits related to product returns, price adjustments and non-payment of invoices.

                           (iv) The Thintune Scan Contingent Consideration, if
                  any, payable under Section 2.2(b)(i) shall be payable to Sellers within ninety (90) days after the end of the Thintune Scan Revenues Period. The Sales Contingent Consideration, if any, payable under Section 2.2(b)(ii) shall be payable to

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                  Sellers within ninety (90) days after the end of the 2005
                  calendar year. The Parties are in agreement that Sellers shall be entitled to payment of a Sales Contingent Consideration of $300,000 only if the conditions pursuant to Section 2.2(b)(ii) hereof have been satisfied.

                           (v) All payments by Purchaser under this Section
                  2.2(b) shall be made per wire transfer of immediately available funds to a bank account mutually designated by all the Sellers and with debt discharging effect (schuldbefeiende Wirkung) towards all the Sellers. Purchaser shall not be responsible for the distribution of any Contingent Consideration to any of the Sellers.

                           (vi) Seller 1 shall have the right, at Seller's sole
                  expense, to audit on behalf of all Sellers Purchaser's records, and Purchaser shall have the right, at its sole expense, to audit the records of esesix Computer, related and limited to the performance under Section 2.4(b)(i) and Section 2.2(b)(ii) as is necessary to verify the amount of Thintune Scan Contingent Consideration and Sales Contingent Consideration payable, upon at least ten days prior notice, in a manner not disruptive of the respective party's business during normal business hours.

                           (vii) Each of Sellers and Purchaser shall provide the
                  other Parties promptly with copies of any information requested by any Party which is reasonably necessary to confirm or verify the Thintune Scan Revenues, the 2004 Revenues, the Earn-Out Revenues or any other information or matters addressed in this Section 2.2(b) which are related to the calculation of any Contingent Consideration.

                           (viii) Sixty (60) days following the Thintune Scan
                  Revenues Period, Purchaser shall deliver to Sellers a calculation of its Thintune Scan Revenues adjusted as set forth in Section 2.2(b)(iii) hereof and of the Thintune Scan Contingent Consideration, if any.

                           (ix) At Closing, Purchaser shall deliver to Sellers,
                  and esesix Computer shall deliver to Purchaser, a calculation of its respective 2004 Revenues, adjusted as set forth in
                  Section 2.2(b)(iii) hereof. Until sixty (60) days after the Closing, esesix Computer shall have delivered to Purchaser a calculation of its revenues from sales of THINTUNE products listed on SCHEDULE 2.2(B)(II)(1) (excluding Thintune Scan products) in the time period January 1, 2005 until the Closing Date. Sixty (60) days following the end of the 2005 calendar year, Purchaser shall deliver to Sellers a calculation of the Earn-Out Revenues and of the Sales Contingent Consideration, if any.

                           (x) In the event that Purchaser and Sellers are
                  unable to agree on the determination of any matter under this
                  Section 2.2(b), either Purchaser or Sellers may deliver to the other notice in writing setting forth the disputed items and a proposed resolution of such disputed items (a "DISPUTE NOTICE"). Sellers and Purchaser shall endeavor in good faith to resolve any disputed items within thirty (30) days of the receipt of a Dispute Notice. If Sellers and Purchaser are unable to resolve all disputed items within such thirty (30) day period, Sellers and Purchaser shall appoint within ten
                  (10) days following the expiration of such thirty (30) day period, Ernst & Young (the "ACCOUNTING ARBITRATOR") to resolve the items remaining in dispute (the "DISPUTED ITEMS"). The Accounting Arbitrator shall use all reasonable efforts to provide an opinion as regards all Disputed Items within thirty
                  (30) days following its appointment and the determination of the Accounting Arbitrator in respect of the correctness of each of the Disputed Items shall be conclusive and binding on Sellers and Purchaser absent manifest error. The scope of the Accounting Arbitrator's review shall be limited to only the Disputed Items. Purchaser shall bear 50% of all fees and expenses of any Accounting Arbitrator selected in accordance with this Section 2.2(b), and the Sellers shall bear the remaining 50% of fees and expenses.

         2.3 Consent of esesix Computer. The consent and agreement of esesix Computer to provide all the information and access as set forth in Section 2.2
(b) hereof is attached hereto as SCHEDULE 2.3.

                                  ARTICLE III
                                    CLOSING

         3.1 Closing. The transfer of the Shares and the consummation of the transactions contemplated by this Agreement (the "CLOSING") shall occur automatically immediately after all the Closing Conditions set forth in Section
4.1 hereof have been fulfilled or waived by the Parties pursuant to Section 4.2 hereof. The date of the Closing shall be the "Closing Date".

         3.2 Sellers' Deliveries. On the date hereof, Sellers shall deliver, or cause to be delivered, to Purchaser:

                  (a) executed amendment agreements to the employment agreements of the Austrian Employees pursuant to which each of the Austrian Employees confirms to have transferred all their transferable rights in respect of any intellectual property, including, but not limited to copy rights for software, developed by them during their employment with esesix Tech;

                  (b) a managing director's employment agreement between esesix Tech and Seller 1 executed by Seller 1 substantially in the form as attached hereto as SCHEDULE 3.2 (B);

                  (c) a managing director's employment agreement between esesix Tech and Seller 2 executed by Seller 2 substantially in the form as attached hereto as SCHEDULE 3.2 (C);

                  (d) a copy of the Escrow Agreement duly executed by Sellers;

                  (e) a copy of the consent of esesix Computer as set forth in
         Section 2.3 hereof; and

                  (f) the calculation of the 2004 Revenues of esesix Computer as attached hereto as SCHEDULE 3.2(F).

         3.3 Purchaser's Deliveries. On the date hereof, Purchaser shall deliver, or cause to be delivered, or transfer to Sellers or on the accounts as specified in Section 2.2 hereof:

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                  (a) the Closing Payment per wire transfer of immediately
         available funds to the bank account as specified in Section 2.2 (a) hereof;

                  (b) the Escrow Amount per wire transfer of immediately available funds to the Escrow Account;

                  (c) a copy of the Escrow Agreement duly executed by Purchaser; and

                  (d) the calculation of the 2004 Revenues of Purchaser as attached as SCHEDULE 3.3(D).

                                   ARTICLE IV
                               CLOSING CONDITIONS

         4.1 Conditions Precedent. The Closing shall occur when each of the following conditions ("CLOSING CONDITIONS") have been fulfilled:

                  (a) the German Asset Purchase Agreement has been duly executed by the parties thereto in notarial form;

                  (b) esesix Tech and Seller 1 have entered into an employment agreement substantially in the form as attached hereto as
         SCHEDULE 3.2 (B);

                  (c) esesix Tech and Seller 2 have entered into an employment agreement substantially in the form as attached hereto as
         SCHEDULE 3.2 (C);

                  (d) Sellers, Purchaser and the Escrow Agent have entered into the Escrow Agreement;

                  (e) a duly appointed representative of esesix Computer has executed the consent and agreement pursuant to Section 2.3 hereof and such duly executed consent and agreement has been delivered to Purchaser;

                  (f) the Closing Payment has been credited to the bank account as specified in Section 2.2 (a) hereof; and

                  (g) the Escrow Amount has been credited to the Escrow Account.

         4.2 Waiver of Closing Conditions.

                  (a) The Closing Conditions set forth in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d); and 4.1(e) hereof may be waived by Purchaser; and

                  (b) The Closing Condition set forth in Section 4.1(f), and 4.1(g) may be waived by Sellers.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers hereby jointly and severally represent and warrant to Purchaser, in the form of an independent guarantee (selbstandiges
Garantieversprechen), as of the Closing Date that:

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         5.1 Organization. esesix Tech is a limited liability company duly organized and existing under the laws of Austria. The articles of association of esesix Tech, attached hereto as SCHEDULE 5.1 (I), are presently valid and in force and no changes have been resolved until the Closing Date. SCHEDULE 5.1
(II) is a true, correct, current, and complete copy of the commercial register extracts relating to esesix Tech.

         5.2 Authorization and Effect of Agreement. Sellers have the power and authority to execute this Agreement and to perform the transactions contemplated hereby to be performed by Sellers. The execution by each of the Sellers of this Agreement and the performance by Sellers of the transactions contemplated hereby to be performed by Sellers have been duly authorized by all persons being entitled to restrict or impede Sellers from entering into this Agreement, if applicable. This Agreement has been duly executed by each of the Sellers and, assuming the due execution of this Agreement by Purchaser, constitutes a valid and binding obligation of Sellers enforceable in accordance with its terms.

         5.3 No Restrictions Against Sale of the Shares. The execution of this Agreement by Sellers does not, and the performance by Sellers of the transactions contemplated hereby to be performed by it will not, (i) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, (A) the articles of association or bylaws of esesix Tech, or (B) any Legal Requirement to which Sellers or esesix Tech are subject, or (ii) result in the creation or imposition of any Liens in favor of any third person or entity upon the Shares or any of the assets of esesix Tech. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Sellers under any Legal Requirement in connection with the execution of this Agreement by Sellers or the performance by Sellers of the transactions contemplated hereby to be performed by it.

         5.4 Capitalization. esesix Tech has a total stated capital (Stammkapital) of EUR 36,300, with the Shares being the only equity interests (Geschaftsanteile), consisting of Share 1 with a nominal amount of EUR 14,520, Share 2 with a nominal amount of EUR 14,520, Share 3 with a nominal amount of EUR 7,260, each of which has been fully paid into esesix Tech, and has not been repaid. Seller 1 Share is owned legally and beneficially by Seller 1, and free and clear of any Liens. The Seller 2 Share is owned legally and beneficially by Seller 2, and free and clear of any Liens. The Seller 3 Share is owned legally and beneficially by Seller 3, and free and clear of any Liens. The Shares are duly authorized and registered in the commercial register, and there are no other securities of esesix Tech of any class or kind issued, reserved for issuance, or outstanding. There are no options, offers, warrants, conversion rights, subscriptions, or agreements or rights of any kind to subscribe for or to purchase, or commitments to increase the stated capital (either formal or informal, firm or contingent), of esesix Tech (whether debt, equity or a combination thereof) or obligating esesix Tech to grant, extend or enter into any such agreement or commitment. The Company has no subsidiary corporations and owns no equity interest, directly or indirectly, in any other company. esesix Tech is not a party to any enterprise agreements.

         5.5 Acquisition of the Shares. With the transfer and assignment of the Shares pursuant to Article I hereof, Purchaser will acquire full and unencumbered title to the Shares.

         5.6 Title to Assets. As of the Closing Date, esesix Tech has good, marketable and exclusive title to all of its tangible and intangible assets and the valid and enforceable power and unqualified right to use all its assets. No Person has any rights or interests in any of the tangible or intangible assets or the business of esesix Tech. Except as set forth in SCHEDULE 5.6, the assets

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owned by esesix Tech as of the Closing Date and thereafter include all of the assets, property and rights, tangible or intangible, required to operate the Business as operated as of December 31, 2004 and immediately prior to Closing. esesix Tech does not own any real property.

         5.7 Intellectual Property.

                  (a) Title. SCHEDULE 5.7 (A) (I) contains a complete and correct list of all Intellectual Property that is owned by esesix Tech and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise Material to the Business (the "OWNED INTELLECTUAL Property"). esesix Tech owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property, including all Intellectual Property rights, free and clear of any Liens (except as set forth on SCHEDULE 5.7(A) (II)) and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. Except as set forth in SCHEDULE 5.6, the intangible assets owned by esesix Tech as of Closing comprise all of the Intellectual Property and Intellectual Property rights used in and/or necessary to the conduct and operation of the Business as being conducted by esesix Tech as of December 31, 2004 and immediately prior to Closing.

                  (b) Development. Other than "shrink-wrap" and similar widely available binary code and commercial end-user licenses, to the extent that any Intellectual Property has been developed or created independently or jointly by any Person other than esesix Tech for which esesix Tech has, directly or indirectly, paid, esesix Tech has a written agreement with such Person with respect thereto, and esesix Tech thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property and its further development, and associated Intellectual Property rights to the existing Intellectual Property and its future development by operation of law or by valid assignment.

                  (c) Transfer. Except as set forth on SCHEDULE 5.7 (C), immediately after the Closing, esesix Tech will own all of the Owned Intellectual Property and will have a right to use all other Intellectual Property, free and clear of any Liens (except as set forth on SCHEDULE 5.7(C)) and on the same terms and conditions as in effect prior to the Closing.

                  (d) No Infringement. The operation of the Business does not, and will not, when conducted by Purchaser, infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. esesix Tech has not received any notice from any Person claiming that such operation or any act, product, technology or service of esesix Tech infringes or misappropriates the intellectual property of any Person (nor does esesix Tech have Knowledge of any claims or any basis therefor). There have been no assertions to esesix Tech by any Persons relating to the invalidity or unenforceability of any Intellectual Property. None of the Intellectual Property is being infringed or otherwise used or available for use, by any other Person.

                  (e) Licensing Arrangements. SCHEDULE 5.7 (E) sets forth all agreements, arrangements or laws (i) pursuant to which esesix Tech has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person, and (ii) pursuant to

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         which esesix Tech has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements set forth on SCHEDULE 5.7(E) (A) are in full force and effect in accordance with their terms and no default exists thereunder by esesix Tech, or to the Knowledge of esesix Tech after due inquiry, by any other party thereto, and (B) are free and clear of all Liens. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such arrangements and agreements. All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, esesix Tech in respect of any Intellectual Property are disclosed in the Financial Statements.

                  (f) No Intellectual Property Litigation or Disputes. No claim or demand of any Person has been made, nor is there any proceeding that is pending, or to the Knowledge of esesix Tech after due inquiry, threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of esesix Tech in respect of any Intellectual Property, (ii) asserts that esesix Tech is infringing or otherwise in conflict with, or is, except as set forth in SCHEDULE 5.7(F), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement listed on SCHEDULE 5.7(F). None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of esesix Tech. There are no contracts, licenses or agreements between esesix Tech and any other Person with respect to the Intellectual Property under which there is any dispute regarding the scope of such agreement or performances under such agreement, including with respect to any payments to be made or received by esesix Tech thereunder.

                  (g) Due Registration, Etc. To the extent deemed necessary or appropriate by esesix Tech, the Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the relevant Patent and Trademark Office, Copyright Office or such other filing offices, domestic or foreign, and esesix Tech has taken such other reasonable steps to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect. esesix Tech has no Knowledge of any necessary steps to protect the Intellectual Property which have not been taken, which if not taken would jeopardize esesix Tech's rights to the Intellectual Property. In each case in which esesix Tech has acquired any Intellectual Property related to the Business from any Person, esesix Tech has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property to esesix Tech and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, esesix Tech has recorded each such assignment with the relevant governmental authorities.

                  (h) Use of Name and Mark. SCHEDULE 5.7(H) lists all names and marks presently used in the Business and, except as separately set forth in SCHEDULE 5.7(H), there are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any

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         Governmental Authority on the esesix Tech's right to use the names and marks in the conduct of the Business as carried on prior to Closing or as such Business may be extended in the future.

                  (i) Protection of Information. Except as disclosed on SCHEDULE
         5.7 (I), esesix Tech has taken reasonable steps to protect esesix Tech's rights in esesix Tech's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to esesix Tech relating to the Business, and, without limiting the foregoing, esesix Tech has and enforces a policy requiring each employee and consultant engaged in the Business to execute a proprietary information/confidentiality agreement and all current and former employees and consultants of esesix Tech engaged in the Business have executed such an agreement.

                  (j) Effect of Agreement. Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) esesix Tech granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to it, or (ii) esesix Tech being bound by, or subject to, any non-competition or other material restriction on the operation or scope of the Businesses.

         5.8 No Other Customers. Except for esesix Computer, esesix Tech had and, as of the Closing Date, has no other customers.

         5.9 Suppliers. SCHEDULE 5.9 contains a true and complete list of each supplier from whom esesix Tech purchased goods or services of the Business during the twelve months ending on December 31, 2004, and since that date, no such supplier has terminated its relationship with or adversely curtailed its accommodations, sales or services to esesix Tech or indicated (for any reason) its intention to terminate such relationship or curtail its accommodations, sales or services. esesix Tech is not involved in any claim or controversy with any of its suppliers, and neither esesix Tech, nor any of its suppliers is in default with respect to its obligations pursuant to contracts in place between the respective parties.

         5.10 Product Warranties. There are no warranties (es existieren keine Gewahrleistungsanspruche) related to products of the Business sold prior to Closing (the "WARRANTIES"), whether express or implied, written or oral, and
(ii) there are no pending or threatened claims with respect to any Warranty, and esesix Tech has no liability with respect to any Warranty, whether known or unknown, absolute, accrued, contingent or otherwise and regardless whether it became or will become due before, on , or after Closing.

         5.11 Financial Statements.

                  (a) SCHEDULE 5.11(A) hereto contains true and complete copies of the unaudited financial statements of esesix Tech as of December 31, 2002, 2003, and 2004, including the related balance sheet, profit and loss statement, cash flow statement and notes for the years then ended and a balance sheet for the time period January 1, 2005 to Closing (the "FINANCIAL STATEMENTS").

                  (b) The Financial Statements fairly present, in all material respects, the financial condition, the assets and liabilities and results of operation of esesix Tech, the Business and the Retained Business as of the dates indicated therein and the results of operations and changes in the financial position of esesix Tech and the

         Business for the periods specified therein, have been prepared in conformity with generally accepted accounting principles pursuant to the Austrian Commercial Code applied on a consistent basis during the periods covered thereby and prior periods (except in each case as stated therein). All actual liabilities have been accounted for in the Financial Statements, and adequate accruals have been made for uncertain liabilities or threatened losses.

                  (c) esesix Tech has no liabilities or obligations which would be required under the accounting principles pursuant to the Austrian Commercial Code to be reflected on the balance sheets of esesix Tech as of the Closing Date, except for liabilities and obligations (i) reflected or reserved against in the Financial Statements, (ii) incurred or arising in the Ordinary Course of business since January 1, 2005, (iii) incurred or arising other than in the Ordinary Course of business since January 1, 2005 and not, individually or in the aggregate, Material, or (iv) described on SCHEDULE 5.11(C). esesix Tech has no threatened liabilities or obligations, which liabilities or obligations are not required to be reflected in the balance sheet, i.e., are not "bilanzierungsfahig".

         5.12 Operation of the Business Since December 31, 2004. Except as described on SCHEDULE 5.12, since December 31, 2004, esesix Tech has conducted the operation of the Business in the Ordinary Course, and no change has occurred which Materially and adversely affects the Business (financial or otherwise), results of operations or prospects of the Business, nor, to esesix Tech's Knowledge, have any events occurred, nor do there exist any circumstances which might reasonably be expected to result, either before or after the Closing Date, in any such change.

         5.13 Income and Other Taxes. Except as set forth on SCHEDULE 5.13:

                  (a) All Tax Returns required to be filed through and including the Closing Date in connection with the operations of the esesix Tech's business are true, complete and correct in all respects and have been properly and timely filed, including any extensions of time within which to file any Tax Return, which have been timely filed. No Liens have been imposed on or asserted against any of the assets of esesix Tech as a result of or in connection with any failure to pay any Taxes;

                  (b) All Taxes required to be paid or withheld and deposited through and including the Closing Date have been duly and timely paid or deposited by esesix Tech. esesix Tech has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, for sales Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. esesix Tech has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date; and

                  (c) esesix Tech is not currently being audited or is the subject of other Action by any Governmental Entity. esesix Tech has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting esesix Tech, the Business, or its assets, and there is no reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

         5.14 Employee and Labor Matters.

                  (a) SCHEDULE 5.14(A) hereto sets forth a complete and accurate list of all employees (as defined in accordance with applicable civil, labor, social security or tax laws) of esesix Tech, including directors and officers, part-time employees, employees from temporary employment agencies, employees with pending employment agreements or with employment agreements with a fixed term, or freelancers (collectively referred to as the "EMPLOYEES").

                  (b) There is no litigation pending or threatened that involves any Employee. There is no material matter under discussion between esesix Tech and any labor union, works council, or other body of employee representation, nor is there, any strike or work stoppage relating to the employees of esesix Tech, and no such strike or work stoppage has been threatened. SCHEDULE 5.14(B) sets forth each collective bargaining agreement (Tarifvertrag), shop agreement (Betriebsvereinbarung), company practice (betriebliche Gepflogenheiten), collective promise (Gesamtzusage), or other contract and agreement with any labor union, works council, or other body of employee representation applicable to the Employees.

                  (c) All Employees have been duly remunerated in compliance with all applicable provisions of Law, the relevant employment contracts and applicable company's policies. esesix Tech has paid all the remuneration for each of the Employees for work performed before and on the Closing Date, including, but not limited to the monthly salaries, overtime compensation, and all other compensation attributable to time periods prior to Closing.

                  (d) SCHEDULE 5.14(D) lists every variable compensation, stock option, severance pay, vacation, bonus, or other incentive plan, and any other written or unwritten employee program, agreement, or arrangement relating to health, pension, life and other insurance, or any other employee benefit plan, currently or previously adopted, maintained, sponsored or contributed by esesix Tech or any Affiliate of esesix Tech for the benefit of any of the Employees under which any of the Employees are eligible to participate, or in connection with which esesix Tech or any of its Affiliates have or may have a contingent or non-contingent liability (collectively, the "BENEFIT PLANS"). SCHEDULE 5.14(D) includes the names of Employees or other Persons who are or may be entitled to participate in, or receive benefits under, any Benefit Plan and the scope and amount of the respective benefit thereunder. esesix Tech has no kind of pension commitments or any other obligations or liabilities in connection with pensions for its current or former employees.

                  (e) Any contributions required to be made by esesix Tech or any of its Affiliates to pension, social, medical or other insurance for the Employees have been made, including contributions for all individuals categorized by esesix Tech as independent, or as employed by any of its Affiliates, but who would be considered pursuant to applicable Law as employee of esesix Tech.

                  (f) There are no liabilities of esesix Tech or of any of its Affiliates with respect to the Benefit Plans, whether absolute, accrued, contingent, or otherwise, other than those set forth in
         SCHEDULE 5.14 (F) (I). The consummation of the transactions contemplated by this Agreement will not entitle any Employee to any payment or compensation, or accelerate the time of payment of same, or increase the amount of any compensation due to any Employee. Except as set forth in SCHEDULE 5.14 (G) (II), in the six months prior to Closing, there has been no increase of salaries or of other compensation of any of the Employees.

                  (g) All liabilities or obligations for pensions and other benefits including, without limitation, Christmas or other bonuses, allowances, and payments for early retirement (Altersteilzeit), are fully reflected and accrued for in the Financial Statements. All of the pension liabilities of esesix Tech and of its Affiliates related to Employees are funded and all premiums for the funding are paid until the Closing Date.

         5.15 Compliance with Law. Through and including the Closing Date, esesix Tech (i) has not violated or operated the Business in violation of, and has not used any of its assets in violation of, any Legal Requirement, (ii) to esesix Tech's Knowledge, has not been alleged to be in violation of any Legal Requirement, and (iii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

         5.16 Governmental Approvals. To the best of esesix Tech's Knowledge, esesix Tech possesses, and is operating in compliance with, all approvals material to the operation of the Business.

         5.17 No Litigation. There is no outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity or arbitrator against or Action pending or, to esesix Tech's Knowledge, threatened, against esesix Tech relating to or affecting the Business or the assets of esesix Tech or affecting esesix Tech's ability to perform its obligations under this Agreement or under any agreement or instrument contemplated by this Agreement.

         5.18 Transactions with Affiliates. Except as set forth on SCHEDULE 5.18, there are no written or oral contracts or agreements between esesix Tech and its Affiliates.

         5.19 No Insolvency, Liquidation or Winding-Up.

                  (a) No order has been made or petition presented, or resolution passed for the insolvency, winding-up or liquidation of esesix Tech, and there is no outstanding: (i) petition or order for the insolvency, liquidation or winding-up of esesix Tech; (ii) appointment of an insolvency administrator over the whole or part of the undertaking of assets of esesix Tech; (iii) petition or order for administration of esesix Tech; (iv) voluntary arrangement between esesix Tech and any of its creditors; or (v) unfulfilled or unsatisfied judgment or court order against esesix Tech relating to the Business or assets of esesix Tech.

                  (b) There are no circumstances which would entitle any Person to present a petition for commencement of insolvency procedure, the winding-up or administration of esesix Tech or to appoint an insolvency administrator or receiver over the whole or any part of the assets of esesix Tech.

                  (c) esesix Tech is not deemed unable to pay its debts within the meaning of applicable law.

         5.20 Relevant Information. The information with respect to esesix Tech, its Affiliates and the Business made available to Purchaser by Sellers prior to Closing was complete and accurate and constitutes all information relevant and necessary for the evaluation of financial status and the Business of esesix Tech.

         5.21 Brokers' Fees. No broker, finder or similar agent has been employed by or on behalf of Sellers in connection with this Agreement or the transactions contemplated hereby, and Sellers have not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

         5.22 Disclosure. No representation or warranty of Sellers in this Agreement and no information contained in any schedule or other writing delivered pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a Material fact or omits or will omit to state a Material fact required to make the statements herein or therein not misleading.

                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Sellers, in the form of an independent guarantee (selbstandiges Garantieversprechen), as of the Closing Date that:

         6.1 Organization and Good Standing. Purchaser has been duly organized and is existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         6.2 Execution. This Agreement has been duly authorized by all necessary corporate action on the part of Purchaser, has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

         6.3 No Conflicts. The execution and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not conflict with or result in the violation of the provisions of the Certificate of Incorporation or By-laws of Purchaser.

                                  ARTICLE VII
                                   COVENANTS

         7.1 Currency Exchange Rate. Excepting as set forth in Section 2.2(b)(iii) hereof, for all other purposes under this Agreement, the Parties shall deem that the currency exchange rate between Euro and US Dollars is 1 EUR = 1.30 $.

         7.2 Non-Solicitation. Sellers agree that they shall not indirectly or directly solicit, divert or hire away, or indirectly or directly attempt to solicit, divert, or hire away, any customer or any person employed by esesix Tech, Purchaser or its Affiliates. In particular, Sellers shall not, and Sellers shall be responsible and liable that the RDP developer shall not solicit and entice away any employees of esesix Tech or of Purchaser or its Affiliates.

         7.3 Non-competition. For a period of two (2) years from the Closing Date, Sellers shall not conduct any activity directly or indirectly competing with esesix Tech, Purchaser and/or its Affiliates in the Business. In particular, Sellers shall not conduct, establish, acquire, hold, finance or support, directly or indirectly, any business which would directly or indirectly compete with esesix Tech, Purchaser and/or its Affiliates in the Business, or acquire, hold, or finance a participation in such a business, or advise or be employed by such a business; provided, however, that (i) the activities of esesix Computer under the Distribution Agreement, the Transitional Services and the Transitional Supply and Manufacturing and Support Services Agreement concluded with Purchaser (ii) and the activities of Seller 1 and Seller 2 relating to the Carved-Out Product pursuant to Section 7.7 hereof; provided, however, that Seller 1 and Seller 2 shall not take any active role in managing the business of, or further developing, marketing and selling the Carved-Out Product, shall not be considered as competing activities. This Section 7.3 shall not apply to the acquisition of less than 1 % of the shares of companies listed on a public stock exchange. In the event of breach of this non-competition restriction by any of the Sellers, Sellers shall pay to Purchaser for each occurrence a contractual penalty of USD 1,000,000.

         7.4 Confidentiality.

                  (a) The Parties understand and agree that all Proprietary Information (as defined below) shall be treated as confidential. The receiving Party shall use the same degree of care as it uses with regard to its own proprietary information to prevent disclosure, use, or publication of the disclosing Party's or its Affiliates' Proprietary Information. Proprietary Information of the originating Party or its Affiliates shall be held confidential by the receiving Party unless it is or has been:

                           (i) obtained legally and freely from a third party
                  without restriction as to the disclosure of such information;

                           (ii) made available by the disclosing Party or its
                  Affiliates for general release independent of the receiving Party or its Affiliates;

                           (iii) made public as required by applicable Laws,
                  court proceedings, or stock exchange regulations; or

                           (iv) within the public domain or later becomes part
                  of the public domain as a result of acts by someone other than the receiving Party or its Affiliates, and through no fault or wrongful act of the receiving Party or its Affiliates.

                  (b) A receiving Party may disclose Proprietary Information of a disclosing Party or its Affiliates to directors, officers, employees and agents of the receiving Party, including their respective brokers, lenders, insurance carriers, or prospective purchasers who have specifically agreed in writing to nondisclosure in accordance with the terms and conditions hereof. Any disclosure of Proprietary Information required by legal process shall only be made after providing the disclosing Party with notice thereof in order to permit the disclosing Party to seek an appropriate protective order or exemption. Violation by a Party or its Affiliates or agents of the foregoing provisions shall entitle the disclosing Party or its Affiliates, at its option, to obtain injunctive relief without showing of irreparable harm or injury and without bond. The provisions of this Section 7.4 will be effective for a period of five years after the Closing Date.

         7.5 Expenses. All costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring the same. Sellers together shall bear 50% of the notary's fees and the remaining 50% shall be born by Purchaser.

         7.6 Further Assurances.

                  (a) Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

                  (b) If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, Sellers and Purchaser shall take or cause to be taken all such necessary or convenient action and execute and file, or cause to be executed and filed, all necessary or convenient documentation.

         7.7 Carved Out Products. Prior to the Closing Date, Seller 1 and Seller 2 have acquired from esesix Tech for a purchase price of EUR 2,000 all the intellectual property rights related to the product "RDP server for Linux" and derivatives thereof (the "CARVED-OUT PRODUCT"), and Seller 1 and Seller 2 shall transfer the Carved-Out Product to a company held by Seller 1, Seller 2, Seller 3 or other persons (the "RDP DEVELOPER"). Purchaser shall not challenge the sale and transfer of the Carved-Out Product to the RDP Developer, neither based on arguments related to the amount of the purchase price, nor on any other grounds. Purchaser shall be the exclusive worldwide distributor for the Carved-Out Product. Seller 1 and Seller 2 shall cause the RDP Developer to enter with Purchaser into a distribution agreement, pursuant to which (i) Purchaser shall be entitled to 55% and the RDP Developer shall be entitled to 45% of the revenues of Purchaser from the sales of the Carved-Out Product, (ii) 13 months after Seller 1, Seller 2 and Purchaser have agreed that the Carved -Out Product is ready for marketing, the RDP Developer shall be entitled to appoint esesix Computer as additional distributor if revenues of Purchaser in the first 12 months period after Seller 1, Seller 2 and Purchaser have agreed that the Carved -Out Product is ready for marketing shall not exceed $300,000, (iii) the status of exclusive distributor of Purchaser shall convert to a status of a non-exclusive most favored distributor if (A) Purchaser failed to provide in the last 12-months period substantial marketing support for the Carved-Out Product, or (B) revenues of Purchaser in the second 12 months period following the effective date of the distribution agreement and each succeeding 12 month period shall not exceed $400,000; and (iv) Purchaser shall have a right of first refusal to be the exclusive distributor for all other products developed and marketed by the RDP Developer (the "NEW PRODUCTS"). Purchaser shall agree to use commercially reasonable efforts to market New Products in order to maintain its exclusive distributor status. Any New Products shall be subject to a separate distributor agreement defining the product, providing for Purchaser input into the product specification, defining the marketing activities and providing for revenue sharing of 55% to Purchaser and 45% to the RDP Developer based on Purchaser sales revenue for such New Product.

         7.8 Company Name. Purchaser shall change the name of esesix Tech within three months following the Closing and shall not use the word eSeSIX as part of a company or business name.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 Survival.

                  (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Purchaser, the representations and warranties of Sellers contained in this Agreement or in any exhibit or schedule hereto shall survive the Closing; provided, however, that
         (i) the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.4, 5.5 and 5.7, and the related claims for indemnification, shall survive until the fifth anniversary of the Closing Date; (ii) the representations and warranties contained in Section 5.11, and the related claims for indemnification, shall survive six months from the time the relevant Tax assessments become final and binding (bestandskraftig), and (iii) all other representations and warranties of Sellers and Purchaser, and related claims for indemnification, shall survive until the second anniversary of the Closing Date. The termination of the representations and warranties provided herein shall not affect the rights of a Party in respect of any claim made prior to the expiration of the applicable survival period. The agreements and covenants contained in this Agreement shall survive the Closing Date indefinitely or in accordance with their terms, if any.

                  (b) The expiry period for any remedies of Purchaser shall be interrupted pursuant to Sections 203 et seq. of the German Civil Code by timely written demand for fulfillment.

         8.2 Indemnification.

                  (a) Sellers shall jointly and severally (Gesamtschuldnerisch) be liable to defend, indemnify and hold harmless Purchaser and its Affiliates from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Sellers in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; or (ii) the failure of Sellers or its Affiliates to perform or observe fully any covenant, agreement or provision to be performed or observed by Sellers pursuant to this Agreement. In the event of any breach or non-performance of any representations and warranties or covenants by Sellers, Sellers shall be jointly and severally liable for putting Purchaser and its Affiliates into the same position that they would have been in had the respective representation and warranty or covenant not been breached or been performed (Naturalrestitution), or, at the election of Purchaser, to pay damages for non-performance (Schadenersatz wegen Nichterfullung).

                  (b) Purchaser covenants and agrees to defend, indemnify and hold harmless Sellers from and against any Damages arising out of or resulting from the failure of Purchaser to perform or observe the covenants contained in Section 2.2(b) hereof.

         8.3 Procedures. If either Party seeks indemnification under this
Article VIII, it shall give notice ("CLAIM NOTICE") to the other Party of the basis of the claim (the "CLAIM") (i) within a reasonable time after discovery of the facts, and (ii) in any event, within the time periods set forth in Section 8.1, provided that the failure to give such notice shall not relieve the indemnifying Party of any liability hereunder except to the extent that the indemnified Party is materially adversely prejudiced by such failure. The indemnifying Party shall give notice to the indemnified Party within thirty (30) days after receipt of the notice requested by this Section 8.3 advising whether it (i) acknowledges its obligation to indemnify the indemnified Party, or (ii) disputes its obligation to indemnify the indemnified Party. If the indemnifying Party acknowledges its indemnification obligation with respect to the Claim, and
(i) such Claim is based upon an asserted liability or obligation to a person or entity that is not a Party to this Agreement (a "THIRD PARTY CLAIM"), the indemnifying Party shall have the right to defend or settle such Third Party Claim subject to the terms and conditions of Section 8.4 hereof, or (ii) if such Claim is not a Third Party Claim, the indemnified Party shall be entitled to immediate satisfaction of such Claim. If the indemnifying Party does not notify the indemnified Party within fifteen (15) business days following receipt of notice of a Claim that is not a Third Party Claim that it disputes such Claim, such Claim shall be deemed a liability of the indemnifying Party, and the indemnifying Party shall pay the amount of the Claim on demand by the indemnified Party, or in the case of any notice in which the amount of the Claim is estimated, on such later date when the amount of the Claim is finally determined. If the indemnifying Party disputes the Claim in a timely manner as set forth herein, the indemnifying Party and the indemnified Party shall proceed in good faith to negotiate a resolution of the dispute, or, if necessary, to resolve the dispute as set forth in Section 9.5 hereof.

         8.4 Third Party Claims.

                  (a) The indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel satisfactory to the indemnified Party, and at the indemnifying Party's expense, the settlement or defense of a Third Party Claim, and the indemnified Party shall cooperate with the indemnifying Party in connection therewith, provided that (i) the indemnifying Party shall permit the indemnified Party to participate in such settlement or defense through counsel chosen by the indemnified Party, provided that the fees and expenses of such counsel shall not be borne by the indemnifying Party, and (ii) the indemnifying Party shall not settle any Third Party Claim without the indemnified Party's consent. So long as the indemnifying Party is vigorously contesting any such Third Party Claim in good faith, the indemnified Party shall not pay or settle such claim without the indemnifying Party's consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if the indemnifying Party assumes control of such defense, and there exists a conflict of interest between the interests of the indemnifying Party and those of the indemnified Party with respect to such Third Party Claim as determined by the indemnifying Party's counsel such that the indemnifying Party's counsel can no longer represent the interests of the indemnifying Party and the indemnified Party with respect to such third Party Claim, the indemnified Party may retain counsel satisfactory to it and the reasonable fees and expenses of such counsel to the indemnified Party shall be paid by the indemnifying Party.

                  (b) If the indemnifying Party does not notify the indemnified Party within thirty days after receipt of the Claim Notice that it elects to undertake the defense of the Third Party Claim described therein, the indemnified Party shall have the right to contest, settle or compromise the Third Party Claim in the exercise of its reasonable discretion, on behalf of and for the account and risk of the indemnifying Party; provided that the indemnified Party shall notify the indemnifying Party of any compromise or settlement of any such Third Party Claim.

                  (c) Sellers shall not be entitled to assume the defense for any Third Party Claim (and shall be liable for the reasonable fees and expenses incurred by the Purchaser in defending such claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Purchaser which Purchaser determines, after conferring with its counsel, cannot be separated from any related claim for money damages and/or which, if successful, would adversely affect the Sold Assets, the Business, or the properties or prospects of the Business.

         8.5 Tax Matters. Sellers shall indemnify and hold Purchaser and its Affiliates harmless from and against any and all Taxes which are or may become due or are claimed from Purchaser or any of its Affiliates with respect to business activities of esesix Tech for any Pre-Closing Tax Period. If the indemnification payment by Sellers is considered, by any applicable Law, income of Purchaser or its respective Affiliate, or is otherwise subject to any Taxes payable by Purchaser or its respective Affiliate, Sellers shall, upon the first written demand of Purchaser, pay such additional amounts as may be necessary to ensure that, after the payment of such Taxes by Purchaser or its respective Affiliate on Sellers' initial indemnification payment (and all payments of Taxes to be made by Purchaser or its respective Affiliate with respect to the payment of any and all such additional amounts by Sellers), Purchaser or its respective Affiliate receives the net amount equal to the full amount they would have received had no Taxes been imposed on account of Sellers' initial indemnification payment, or any payment of any such additional amounts, by Sellers.

         8.6 Limitation on Amount.

                  (a) Sellers shall not be liable for claims made under this
         Article VIII until the aggregate amount of the Damages incurred by Purchaser shall exceed $20,000, in which event the indemnification obligations of Sellers shall apply to the amount of all claims made under this Article VIII; provided, however, that Sellers shall not be liable in the aggregate pursuant to this Article VIII for an amount in excess of $1,000,000, plus the amount, if any, of the Contingent Consideration paid to Sellers.

                  (b) The liability of Sellers pursuant to Sections 7.2, 7.3 and
         7.4 hereof shall not be subject to any limitations.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (i) if delivered personally (including by overnight express or messenger), upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (iii) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the Parties at the following addresses:

                  (a) If to the Purchaser, addressed to:

                      Neoware Systems, Inc.
                      400 Feheley Drive
                      King of Prussia, Pennsylvania 19406
                      Attention: Michael G. Kantrowitz, Chairman and
                                 Chief Executive Officer
                      Facsimile: (610) 275-5739

                      With a copy to:

                      McCausland, Keen & Buckman
                      Radnor Court, Suite 160
                      259 N. Radnor-Chester Road
                      Radnor, Pennsylvania 19087
                      Attention: Nancy D. Weisberg, Esquire
                      Facsimile: (610) 341-1099

                      With a copy to:

                      Jones Day
                      Prinzregentenstrasse 11
                      80538 Munich
                      Germany
                      Attention: Adriane U. Sturm, Esquire
                      Facsimile: (49) (89) 2060-42293

                  (b) If to Seller 1:

                      Michael Scaife Gibson
                      Gaadnerstrasse 61A/3
                      A-2371 Hinterbruhl
                      Austria


                  (c) If to Seller 2:

                      Norbert Federa
                      Ferdinand Buchbergergasse 13/7
                      A-2340 Modling
                      Austria

                  (d) If to Seller 3:

                      Engelbert Tretter
                      Zum Staberl 2
                      85276 Pfaffenhofen
                      Germany

         9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany without giving effect to its conflict of laws provisions.

         9.3 Controlling Language. The English language version of this Agreement shall be controlling in all respects; provided that where a German term has been inserted in parentheses and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

         9.4 Conflicts. If and to the extent a conflict arises between the contents of this Agreement and any document or agreement entered into in connection with this Agreement, the terms of this Agreement shall prevail.

         9.5 Dispute Resolution. All disputes arising out of or in connection with this Agreement shall be brought forth by the Parties on their respective behalf and on behalf of their respective Affiliates, and shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the "ICC RULES") by three arbitrators appointed in accordance with the ICC Rules in effect at the time of application. The language of the arbitral proceedings shall be English. The place of arbitration shall be Munich.

         9.6 Entire Agreement. This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, contains the entire understanding of the Parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the Parties with respect to such subject matter.

         9.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns; provided, however, that Sellers shall not directly or indirectly transfer or assign any of Seller's rights or obligations hereunder in whole or in part without the prior written consent of Purchaser. Subject to the foregoing, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the Parties hereto and their permitted successors and assigns.

         9.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

         9.9 Recitals, Schedules, Exhibits and Annexes. The recitals, schedules, exhibits and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

         9.10 Construction. The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. For the purposes of this Agreement, unless the context clearly requires, "or" is not exclusive.

         9.11 Amendments and Supplements. This Agreement may be amended or supplemented or the performance of a provision hereof waived only by an instrument in writing executed and delivered by a duly authorized director or officer or attorney-in-fact of each of the Parties hereto, including any amendment to this provision. If required by applicable Laws, such amendment, supplement or waiver shall be notarized.

         9.12 Severability. Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding, unless to do so would alter substantially the intended effect of this Agreement, in which case the remaining provisions or portions of this Agreement shall be read together so as to give effect to the extent possible to the intentions of the Parties. In the event the Parties hereto inadvertently did not address certain issues in this Agreement which subsequently become relevant (Vertragslucke), the unaddressed issue shall be handled so as to give effect to the extent possible to the intentions of the Parties as reflected in this Agreement.

The notary has informed the persons appearing that (i) the parties represented by them are jointly liable for the costs of the notarization of this purchase agreement deed, and (ii) he has not advised on tax matters.

This deed, including the attachments (Anlagen) EXHIBIT A, EXHIBIT B, all the Exhibits bearing the remark "NONE", SCHEDULE 3.2(B), SCHEDULE 3.2(C), SCHEDULE 3.2(F), SCHEDULE 3.3(D), SCHEDULE 5.12, SCHEDULE 5.14(D), and SCHEDULE 5.14(I) thereto, was read aloud to the parties by the acting notary. As far as reading aloud was not mandatory according to Section 14 of the German Code of Recording (Beurkundungsgesetz) (i.e., attachments not mentioned explicitly above), the parties declare that they have acknowledged the contents of these attachments and they waive to have these attachments read aloud by the notary. Instead of being read aloud, these attachments were signed by the parties on each page.

This deed was approved by the persons appearing and executed by the persons appearing and the notary each with their own hand on the date first written above.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.


                                          NEOWARE SYSTEMS, INC.

                                          By:    /s/ Keith D. Schneck
                                                 ------------------------------
                                          Name:  Keith D. Schneck
                                                 ------------------------------
                                          Title: Chief Financial Officer
                                                 ------------------------------

                                          MICHAEL SCAIFE GIBSON

                                          By:    /s/ Michael Scaife Gibson
                                                 ------------------------------

                                          NORBERT FEDERA

                                          By:    /s/ Norbert Federa
                                                 ------------------------------

                                          ENGELBERT TRETTER

                                          By:    /s/ Engelbert Tretter
                                                 ------------------------------

                                    EXHIBIT A

                                   DEFINITIONS

         Unless otherwise defined herein or the context otherwise requires, the terms defined in this EXHIBIT A shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. Unless otherwise indicated, any reference herein to a Section, Article, Exhibit or Schedule shall mean the applicable section, article, annex or schedule of or to this Agreement.

         "2004 REVENUES" shall have the meaning as set forth in
Section 2.2(b)(ii) hereof.

         "ACCOUNTING ARBITRATOR" shall have the meaning as set forth in
Section 2.2(b)(x) hereof.

         "ACTION" shall mean any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

         "AFFILIATE" shall mean "verbundenes Unternehmen," as defined in Sections 15 et seq. of the German Stock Corporation Act (AktG).

         "AGREEMENT" shall mean this Share Purchase Agreement, together with all schedules and exhibits hereto.

         "AUSTRIAN EMPLOYEES" shall mean Roberto Hofer, Markus Krutz, Bernhard Miklautz, Martin Seher and Patrik Weiskircher.

         "BENEFIT PLANS" shall have the meaning as set forth in Section 5.14(d) hereof.

         "BUSINESS" shall have the meaning as set forth in Section A of the recitals.

         "CARVED-OUT PRODUCT" shall have the meaning as set forth in Section 7.7 hereof.

         "CLAIM" shall have the meaning as set forth in Section 8.3 hereof.

         "CLAIM NOTICE" shall have the meaning as set forth in Section 8.3 hereof.

         "CLOSING" shall have the meaning as set forth in Section 3.1 hereof.

         "CLOSING CONDITIONS" shall have the meaning as set forth in Section 4.1 hereof.

         "CLOSING DATE" shall have the meaning as set forth in Section 4.1 hereof.

         "CLOSING PAYMENT" shall have the meaning as set forth in
Section 2.2 (a)(i) hereof.

         "CONTINGENT CONSIDERATION" shall have the meaning as set forth in
Section 2.2(b)(ii) hereof.

         "CONTRACTS" shall mean all contracts, agreements (including, without limitation, employment and non-competition agreements), leases (whether real or personal property), commitments, instruments, guarantees, bids, orders and proposals.

         "DAMAGES" shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including consequential damages (Mangelfolgeschaden), reasonable attorneys', accountants' and experts' fees, disbursements of counsel, and other costs and expenses incurred pursuing indemnification claims under Article VIII hereof).

         "DISPUTE NOTICE" shall have the meaning as set forth in
Section 2.2(b)(x) hereof.

         "DISPUTED ITEMS" shall have the meaning as set forth in
Section 2.2(b)(x) hereof.

         "EARN-OUT REVENUES" shall have the meaning as set forth in
Section 2.2(b)(ii) hereof.

         "EMPLOYEES" shall have the meaning as set forth in Section 5.14(a) hereof.

         "ESCROW ACCOUNT" shall have the meaning as set forth in
Section 2.2(a)(ii) hereof.

         "ESCROW AGENT" shall have the meaning as set forth in
Section 2.2(a)(ii) hereof.

         "ESCROW AGREEMENT" shall mean the form of escrow agreement attached hereto as Exhibit B.

         "ESCROW AMOUNT" shall have the meaning as set forth in
Section 2.2(a)(ii) hereof.

         "ESCROW PERIOD" shall have the meaning as set forth in
Section 2.2(a)(ii) hereof.

         "FINANCIAL STATEMENTS" shall have the meaning as set forth in
Section 5.11(a) hereof.

         "GERMAN ASSET PURCHASE AGREEMENT" shall have the meaning as set forth in Section F of the recitals.

         "GOVERNMENTAL ENTITY" shall mean any local, state, federal or foreign
(i) court, (ii) government, or (iii) governmental department, commission, instrumentality, board, agency or authority, including, without limitation, the taxing authorities.

         "ICC RULES" shall have the meaning as set forth in Section 9.5 hereof.

         "INTELLECTUAL PROPERTY" shall mean all patents, trademarks, logos, trade names, copyrights and mask works, and all registrations, applications and associated goodwill for each of the foregoing, and all computer software, computer programs, computer databases and related documentation and materials, data, domain names, documentation, trade secrets, confidential business information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data, customer and supplier data, pricing and cost information) and other intellectual property rights (in whatever form or medium), all of which are attributable to and/or used within the Business prior to Closing.

         "KNOWLEDGE" shall mean (a) the actual knowledge of any of the executives of esesix Tech, including but not limited to, Seller 1, Seller 2 and Seller 3, and (b) the knowledge that any of such persons would be reasonably expected to have after making inquiry of those persons employed by such party who would reasonably be expected to have knowledge of the issue in question.

         "LEGAL REQUIREMENT" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or any award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

         "LIEN" shall mean all liens, mortgages, assessments, security interests, easements, claims, pledges, trusts, options or other charges, encumbrances or restrictions.

         "MATERIAL" shall mean any event, change or effect that is (or could reasonably be expected to be) adverse to the Business or to the financial condition of esesix Tech or to its ability to continue to operate the Business as operated prior to the Closing, and having in the aggregate an adverse effect in an amount reasonable estimated by Purchaser to be liquidated at more than EUR 5,000.

         "NEW PRODUCTS" shall have the meaning set forth in Section 7.7(iv) hereof.

         "ORDINARY COURSE" shall mean the ordinary and normal course of the operation of the business of esesix Tech, consistent with past practices.

         "OWNED INTELLECTUAL PROPERTY" shall have the meaning as set forth in
Section 5.7 (a)(i) hereof.

         "PARTY" shall mean each of the Sellers and Purchaser.

         "PARTIES" shall mean Sellers and Purchaser together.

         "PERSON" shall mean all natural persons, corporations, business trusts, associations, companies, partnerships and joint ventures.

         "PRE-CLOSING TAX PERIOD" shall mean any Tax period (or portion thereof) ending on or before the Closing Date.

         "PROPRIETARY INFORMATION" shall mean the information created, transferred, recorded, or employed as part of, or otherwise resulting from the activities undertaken pursuant to the Agreement and any schedules and exhibits thereto, which constitutes the confidential, proprietary, or trade secret information of the disclosing Party or its Affiliates. Proprietary Information may be of, but not limited to, a business, organizational, technical, financial, marketing, operational, regulatory, or sales nature and shall include, without limitation, any and all source codes and information relating to services, methods of operation, price lists, customer lists, technology, designs, specifications, or other proprietary information of the business or affairs of a Party or its Affiliates. Following the Closing, all Proprietary Information related to the Business shall be considered Proprietary Information of Purchaser.

         "PURCHASER" shall mean Neoware Systems, Inc.

         "PURCHASE PRICE" shall have the meaning set forth in Section 2.1 hereof.

         "RDP DEVELOPER" shall have the meaning as set forth in Section 7.7 hereof.

         "SALES CONTINGENT CONSIDERATION" shall have the meaning as defined in
Section 2.2(b)(ii) hereof.

         "SELLER 1" shall have the meaning as set forth in Section B of the recitals.

         "SELLER 2" shall have the meaning as set forth in Section C of the recitals.

         "SELLER 3" shall have the meaning as set forth in Section D of the recitals.

         "SHARES" shall have the meaning as set forth in Section E of the recitals.

         "TAX" shall mean (i) any net income, sales, use, value added, transfer, profits, withholding on amounts paid to or by esesix Tech, payroll, employment, excise, severance, stamp, occupation, premium, property tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, (ii) any liability of esesix Tech for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of esesix Tech for payment of such amounts was determined or taken into account with reference to the liability of any other entity, and (iii) any liability of esesix Tech for the payment of any amounts as a result of being a party to any Tax sharing agreements or arrangements (whether or not written) binding on esesix Tech or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other person or entity.

         "TAX RETURN" shall mean any report, estimate, declaration of estimated or self-calculated Tax, information statement, form, and return relating to, or required to be filed in connection with, any Taxes, including, without limitation, any information return or report regarding backup withholdings and other payments to third parties or Governmental Authorities.

         "TERRITORY" shall have the meaning as set forth in Section 2.2(b)(ii) hereof.

         "THINTUNE SCAN REVENUES" shall have the meaning as defined in Section 2.2(b)(i) hereof.

         "THINTUNE SCAN REVENUES PERIOD" shall have the meaning as defined in
Section 2.2(b)(i) hereof.

         "THINTUNE SCAN CONTINGENT CONSIDERATION" shall have the meaning as defined in Section 2.2(b)(i) hereof.

         "THIRD-PARTY CLAIM" shall have the meaning set forth in Section 8.3 hereof.

         "WARRANTIES" shall have the meaning as set forth in Section 5.10 hereof.